Exhibit 99.1

MoSys, Inc. Reports Fourth Quarter and Fiscal 2007 Financial Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--MoSys, Inc., (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory and analog/mixed-signal intellectual property (IP), today reported financial results for its fourth quarter and fiscal year ended December 31, 2007.

Recent Highlights

  Announced Len Perham as President and CEO – Semiconductor Industry Veteran, Chairman of the Board of NetLogic Microsystems and former CEO of Integrated Device Technology
  Appointed Jim Sullivan as Vice President and CFO
  Total fiscal year revenue of $14.3 million
  Increased total royalty revenue for fiscal 2007 by 56 percent year-over-year
  Cash position of $78.7 million as of December 31, 2007
  Completed the acquisition from Atmel Corporation of the analog/mixed-signal design teams in China and Romania and their extensive and related design know-how

Management Commentary

“Before I joined MoSys, I assessed all aspects of the Company, and as a result of this evaluation, I believe MoSys is a viable, long-term business with a very valuable IP portfolio and significant growth potential,” stated Len Perham, MoSys’ President and Chief Executive Officer. “In order to exploit our opportunities, my short-term focus is on reorganizing the Company and building a world-class leadership team. Filling several key positions will allow us to move quickly and efficiently to apply our IP-rich solutions to the system-level challenges our customers face as they bring next-generation solutions to the markets they serve. As part of this effort, we are focused on enhancing our sales force to have a stronger presence in all regions that have customers with applications for our IP. As we reorganize and refocus on better supporting our customers, we will be closely managing costs relative to the revenues generated in order to always bring incrementally more value to our stockholders. Both our current IP and the expertise in applying this IP lead me to believe the prospects for the Company are exciting. I am optimistic about our future business prospects and look forward to reporting on our progress.”

Fourth Quarter Results

Total net revenue for the fourth quarter of 2007 was $2.9 million, compared to $4.0 million for the third quarter of 2007 and $5.0 million for the fourth quarter of 2006.

Fourth quarter total revenue included licensing revenue of $0.4 million, compared to $1.5 million for the third quarter of 2007 and $1.8 million for the fourth quarter of 2006. Royalty revenue for the fourth quarter was $2.5 million, compared to $2.4 million for the previous quarter and $3.2 million for the fourth quarter of 2006.

Gross margin for the fourth quarter of 2007, as determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) was 72 percent, compared to 83 percent for the third quarter of 2007 and 88 percent for the fourth quarter of 2006.

Total operating expenses on a GAAP basis for the fourth quarter were $7.7 million, compared to $7.3 million for the previous quarter and $4.6 million for the fourth quarter of 2006.

GAAP net loss for the quarter was $4.6 million, or ($0.14) per share, including stock-based compensation expense of $1.2 million and intangible asset amortization charges of $0.2 million. This compares to a net loss of $2.8 million, or ($0.09) per share, for the third quarter of 2007 and net income of $567,000, or $0.02 per diluted share, for the fourth quarter of 2006. Earnings per share for the quarter on a GAAP basis were computed using 32,117,000 shares.

The non-GAAP net loss for the fourth quarter was $3.2 million, or ($0.10) per share, excluding total stock-based compensation charges of $1.2 million and $0.2 million in amortization charges. Earnings per share for the quarter on a non-GAAP basis were also computed using 32,117,000 shares. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Cash, cash equivalents and both long and short-term investments totaled approximately $78.7 million as of December 31, 2007, compared to approximately $85.6 million as of September 30, 2007. Under its stock repurchase program, the Company used $4.4 million of cash to repurchase common stock during the quarter.

Fiscal 2007 Results

Total revenue for 2007 was $14.3 million, compared to $14.9 million for fiscal 2006. Net loss for the year, in accordance with GAAP, was $8.5 million, or ($0.27) per share, compared to a net loss of $5.3 million, or ($0.17) per share, for 2006. The non-GAAP net loss for fiscal year 2007 was $3.4 million, or a loss of ($0.11) per share, excluding total stock-based compensation charges of $3.8 million and approximately $1.4 million in intangible asset amortization and in-process research and development charges. Non-GAAP net loss for 2006 was $2.6 million, or ($0.08) per share, excluding total stock-based compensation charges of $2.7 million. Earnings per share for 2007 were computed using 31,994,000 shares on a GAAP and non-GAAP basis.

The Company’s Chief Executive Officer and Chief Financial Officer will comment on the fourth quarter and fiscal year during the Company’s financial results conference call today, February 12, 2008, at 1:30 p.m. (PT).

Fourth Quarter and Fiscal 2007 Financial Results Webcast / Conference Call

MoSys management will host a conference call and webcast with investors today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the fourth quarter and fiscal 2007 financial results and the business outlook. Investors and other interested parties may access the call by dialing 888-713-4209 in the U.S. (617-213-4863 outside of the U.S.), and entering the passcode 54764928 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for 48 hours following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), passcode of 97764044.

One may also pre-register their attendance for the conference call, which will enable immediate entry into the call. To pre-register please go to: https://www.theconferencingservice.com/prereg/key.process?key= PDPCV7TYF

(Due to its length, this URL may need to be copied/pasted into your Internet browser's address field.)

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP (U.S. Generally Accepted Accounting Principles), MoSys uses non-GAAP financial measures that exclude from the income statement the effects of stock-based compensation and the effects of certain charges related to acquired intangible assets and other acquisition-related charges from its acquisition of the analog/mixed-signal design teams and their extensive related design know-how from Atmel Corporation in 2007. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table immediately below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated February 12, 2008, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM, 1T-FLASH and analog/mixed-signal technologies, the Company’s execution and results, improving operational efficiencies, growth of the business and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM, 1T-FLASH or analog/mixed-signal technologies, the timing and nature of the license agreements being signed with our customers and their requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company’s most recent reports on forms 10-Q and 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory and analog/mixed-signal technologies for semiconductors. MoSys' patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 135 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys’ analog/mixed-signal products feature a number of industry firsts, including the first DVD front end IP to support both Blu-ray and HD DVD formats. Using MoSys IP, system vendors can achieve best-in-class price/performance in markets such as home entertainment and graphics applications; mobile consumer devices; and networking and storage equipment. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

1T-SRAM(R), 1T-FLASH(TM), and GigaCell(TM) are registered trademarks of MoSys, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Revenue
Licensing	388	1,794	5,253	9,096
Royalty	2,511	3,215	9,081	5,813
Total net revenue	2,899	5,009	14,334	14,909

Cost of Net Revenue
Licensing	825	592	2,737	1,498
Total cost of net revenue	825	592	2,737	1,498

Gross Profit	2,074	4,417	11,597	13,411

Operating Expenses
Research and development	4,174	2,057	11,594	8,156
Selling, general and administrative	3,309	2,585	11,659	11,370
In-process research and development	-	-	966	-
Amortization of acquired intangible assets	197	-	394	-
Litigation settlement	-	-	-	2,400
Total operating expenses	7,680	4,642	24,613	21,926

Loss from operations	(5,606)	(225)	(13,016)	(8,515)

Other income/expenses	1,015	865	4,520	3,286
Income (loss) before income taxes	(4,591)	640	(8,496)	(5,229)

Benefit (provision) for income taxes	8	(73)	(25)	(109)

Net income (loss)	$(4,583)	$567	$(8,521)	$(5,338)

Net income (loss) per share
Basic	($0.14)	$0.02	($0.27)	($0.17)
Diluted	($0.14)	$0.02	($0.27)	($0.17)

Shares used in computing net income (loss) per share
Basic	32,117	31,492	31,994	31,298
Diluted	32,117	32,862	31,994	31,298

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2007	2006	2007	2006

GAAP net income (loss)		$(4,583)	$567	$(8,521)	$(5,338)
Stock-based compensation expense
-	Cost of revenue	178	98	495	225
-	Research and development	363	252	1,162	993
-	Selling, general and administrative	651	466	2,109	1,528
	Total stock-based compensation expense	1,192	816	3,766	2,746

In-process research and development		-	-	966	-
Amortization of acquired intangible assets		197	-	394	-

Non-GAAP net income (loss)		$(3,194)	$1,383	$(3,395)	$(2,592)

GAAP net income (loss) per share		($0.14)	$0.02	($0.27)	($0.17)
Reconciling items:
-	Stock-based compensation expense	0.04	0.02	0.11	0.09
-	In-process research and development	-	-	0.03	-
-	Amortization of acquired intangible assets	-	-	0.02	-

Non-GAAP net income (loss) per share: Basic and Diluted		($0.10)	$0.04	($0.11)	($0.08)

Shares used in computing non-GAAP net income (loss) per share
Basic		32,117	31,492	31,994	31,298
Diluted		32,117	32,862	31,994	31,298

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,	December 31,
	2007	2006

Assets
Current assets:
Cash, cash equivalents and short-term investments	$64,961	$81,807
Accounts receivable, net	895	2,491
Unbilled contract receivables	518	360
Prepaid expenses and other assets	2,393	2,831
Total current assets	68,767	87,489

Long-term investments	13,693	2,492
Property and equipment, net	1,396	855
Goodwill	12,326	12,326
Intangible assets, net	2,166	-
Other assets	449	598
Total assets	$98,797	$103,760

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$146	$307
Accrued expenses and other liabilities	2,158	1,865
Deferred revenue	201	619
Total current liabilities	2,505	2,791

Long-term portion of restructuring liability	-	54

Stockholders' equity	96,292	100,915

Total liabilities and stockholders’ equity	$98,797	$103,760

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, 408-731-1800
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, 972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com